Exhibit 10.8

Consulting  Agreement

Vanguard Capital, LLC proposes to act as a consultant to E360 Live and Gen2Media Corporation (“the Company”) in the areas of corporate growth strategies, capital formation strategies, potential public merger or reverse acquisition/public markets strategies. In this capacity, Vanguard will do the following:

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Assist the Company in creating a plan for private/public financing of $1.35 million consistent with the Company’s investment schedule. Vanguard is NOT an investment banker or financial broker of any kind, and is not being engaged to raise money. Instead, Vanguard will assist in putting the plan and strategy into place and will introduce the Company to certain investors or investor groups that may or may not participate in the financing, including Vanguard.

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Assist the Company in developing a plan and strategy and implementing same for the merger of the company into a public shell company or for pursuing a direct registration of the investors shares for sale as a public entity. In this capacity, Vanguard will not act as legal counsel regarding same, however, Vanguard will assist the Company in procuring appropriate legal and accounting firms for performing the public/investor compliance functions.

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Consult with the Company for a period of 24 months, beginning with the conclusion of the $1.35m in financing. During this period, Vanguard will devote a minimum of 15 hours per month to the Company and will consult with the Company in all matters relative to growth and market strategies, as well as the engagement and hiring of personnel sufficient to insure the appropriate management of the Company as a public entity. (CFO/COO etc.)

For its services provided herein, Vanguard shall be compensated as follows:

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$10,000 cash compensation per month beginning on completion of the financing, payable on the first of every month. In the event that the Company is not able to procure a minimum of $750,000 of financing, this amount will be reduced to $5,000 per month. This payment will continue for 24 months.

•	2,000,000 common shares of the Company which shall be registered along with any investor shares for public trading as soon as possible.

     This Proposal shall act as a final Consulting Agreement upon acceptance. The engagement is Vanguard and the compensation set forth herein is not conditioned on the success of the venture, and Vanguard makes no representation of any kind regarding the ability of the Company to succeed as a public company, or a proposed or expected stock price or valuation. Vanguard makes no representation as to the potential for raising capital.

This Agreement shall be governed under Florida law.

Vanguard Capital, LLC	Gen2Media Corporation

/s/	/s/
By: Jim Byrd	By: Mary Spio, President